Exhibit 10.4

May 7th, 2020

Dear Alejandro

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation, in the exempt position of Executive Vice President, Chief Commercial Officer. In this position you will report directly to Michael Castagna, Chief Executive Officer.

We will target your employment to commence on August 4th, 2020. Please be advised that this offer is contingent upon satisfactory reference and background checks and receipt of results of a satisfactory drug screening test, and execution of pre-hire documents set forth herein. In the coming days, you will receive an email with information regarding the test, contact and location information for the laboratory as well as the hours of operation. This screening test must be completed no later than one week from the date of this letter.

You will be paid on a bi-weekly basis, on regular payroll schedule, in the amount of $16,153.85 equating to an annualized amount of $420,000.10.

You will be eligible to participate in the MannKind Employee Bonus Plan, with a target bonus opportunity of 50% of annual earnings. Bonus awards will be based upon company-wide performance and your achievement of mutually agreed-upon milestones.

You will be eligible to participate in MannKind's Equity Incentive Plan, under which stock options and restricted stock may be awarded to you at a future date, as approved by the Board of Directors. At the next quarterly Board meeting, we will recommend that you be granted an equity award of 305,000 units of Time-Based Stock Options which is comparable to grants made for other individuals in similar level positions throughout the company. This is not a guarantee for a specific number of stock units, but is only intended to provide you with an understanding of grant guidelines for your position. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date.

We have a substantial list of fringe benefits, including the following: 20 days PTO annually, which accrues on a bi-weekly basis; short term and long term disability insurance; company paid life insurance; a 401(k) tax sheltered savings program; flexible spending accounts; health, vision and dental insurance, and paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company's discretion, in accordance with plan documents. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status. Most benefits begin the first of the month following date of hire.

After we receive your background results, you will receive a welcome email from our onboarding manager with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature prior to commencing employment, such as, the Employee Proprietary Information and Inventions Agreement, an Dispute Resolution Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

30930 Russell Ranch Road, Suite 300 Westlake Village, CA 91362 USA	O 818.661.5000 mannkindcorp.com	facebook.com/mannkindcorp twitter.com/mannkindcorp

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at-will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind.

At your earliest convenience, please sign and date this letter and return it to me to indicate your acceptance of this written offer of employment.

If you should have any questions, please don't hesitate to contact me.

Sincerely,

/s/ Brandi Santogatta

Brandi Santogatta

Sr. Manager, Recruiting & Onboarding

203-297-0435

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter.

/s/ Alejandro Galindo

Alejandro Galindo

5/7/2020______________

Date Signed

30930 Russell Ranch Road, Suite 300 Westlake Village, CA 91362 USA	O 818.661.5000 mannkindcorp.com	facebook.com/mannkindcorp twitter.com/mannkindcorp